FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-14

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Sep 25 2015 11:05:01

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS3 - PUBLIC NEW ISSUE

**LAUNCH** $712.7 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DEUTSCHE BANK SECURITIES INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	LAUNCH
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	25.362	30.000%	2.55	+55
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	160.171	30.000%	4.83	+73
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	130.000	30.000%	9.81	+113
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	206.848	30.000%	9.88	+115
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	47.768	30.000%	7.38	+105
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	55.997	23.125%	9.92	+150
B	AA(low)(sf)/AA-(sf)/NR	43.780	17.750%	9.92	+210
C	A(low)(sf)/A-(sf)/NR	42.761	12.500%	9.92	+300

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-(sf)/NR	40.725	7.500%	9.92	54.2%	13.3%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$814,499,765
NUMBER OF LOANS:	56
NUMBER OF PROPERTIES:	59
WA CUT-OFF LTV:	58.6%
WA BALLOON LTV:	52.8%
WA U/W NCF DSCR:	2.13x
WA U/W NOI DEBT YIELD:	12.3%
WA MORTGAGE RATE:	4.506%
TOP TEN LOANS %:	59.6%
WA REM TERM TO MATURITY (MOS):	107
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	2

LOAN SELLERS: NXS(47.6%), WFB(35.0%), SPREF(13.0%), NCB(4.4%)

TOP 3 PROPERTY TYPES: RETAIL (28.4%), OFFICE (23.9%), HOSPITALITY (19.7%)

TOP 5 STATES: CA(43.5%), NY(23.5%), TX(9.3%), TN(6.1%), FL(4.7%)

MASTER SERVICERS: WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS: LNR PARTNERS, LLC, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP: LNR SECURITIES HOLDINGS, LLC OR AN AFFILIATE

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	MON, 9/21 AND TUES, 9/22
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	OCTOBER 13, 2015

ROADSHOW

HARTFORD, BREAKFAST:	MON, 9/21 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 9/21 @ 12:00PM ET, BOSTON HARBOR HOTEL
MINNEAPOLIS, BREAKFAST:	TUES, 9/22 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	TUES, 9/22
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=5791bE

REVIEW CODE: WFC2015 (not case-sensitive)

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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